UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 20, 2007

FMC Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-16489	36-4412642
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1803 Gears Road, Houston, Texas		77067
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(281) 591-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Director

On February 21, 2007, the Board of Directors increased the size of the Board to 11 members and elected Philip Burguieres to the Board of Directors effective February 21, 2007.

Mr. Burguieres was also appointed to serve as a member of the Compensation Committee and the Nominating and Governance Committee of the Board of Directors of FMC Technologies, Inc.

The Company is not aware of any transactions or series of transactions between Mr. Burguieres or any members of his immediate family and FMC Technologies, Inc. in which Mr. Burguieres or his immediate family has, or will have, a direct or indirect material interest since the beginning of the last fiscal year.

(e) Compensatory Arrangements of Certain Officers

Compensatory Arrangement Modifications

On February 20, 2007, the Compensation Committee of the Board of Directors approved the compensation for Peter D. Kinnear effective March 15, 2007 when Mr. Kinnear assumes the role of Chief Executive Officer of FMC Technologies, Inc. As Chief Executive Officer, Mr. Kinnear will receive an annual salary of $850,000 and his annual incentive target will be 100% of his base salary.
The Compensation Committee of the Board of Directors also approved the compensation for Joseph H. Netherland effective March 15, 2007 when Mr. Netherland assumes the role of employee non-executive Chairman of the Board when his previously announced resignation as Chief Executive Officer becomes effective. As Chairman of the Board, Mr. Netherland’s annual base salary will be $450,000 and he will no longer be eligible for management incentive awards. For the portion of 2007 Mr. Netherland continues to serve as the Chief Executive Officer, he will remain eligible for a prorated annual target incentive at 110% of his base salary. Mr. Netherland will retain his perquisite benefit package during his continued employment with the Company.

2007 Management Incentive Awards

On February 20, 2007, the Compensation Committee of the Board of Directors modified the annual target incentive percentages on which management incentive awards in the form of cash bonus awards will be based for 2007 under the Company’s Incentive Compensation and Stock Plan for certain participating managers, including named executive officers. Management incentive awards provide for annual cash incentives for achievement of both annual performance incentive ("API") targets and business performance incentive ("BPI") targets. The Compensation Committee oversees the Company’s Incentive Compensation and Stock Plan objectives and design as well as the setting of performance targets and approval of awards. For participating managers, including the Company’s named executive officers, the management incentive awards are determined using three variables: (1) the individual’s annual incentive target, which for 2007 will be based on a percentage of base salary ranging from 24% to 110%; (2) achievement of the API and BPI targets and (3) weightings for the objectives. For 2007 incentive awards, the API will comprise 30% of the total target incentive and the BPI will comprise 70% of the total target incentive for participating managers. BPI payments can range from 0 to 3 times the annual target incentive and will be based on Net Contribution and EBITDA growth targets. The API rating varies with individual performance versus annual performance objectives and can range from 0 to 2 times the annual target incentive.

Performance-Based Restricted Stock Awards

On February 20, 2007, the Compensation Committee of the Board of Directors approved the grant of performance-based restricted shares to the Company’s executive officers listed below as a component of annual management incentive awards. This component of the annual management incentive awards will constitute 50% of the total award granted to each of these officers, an increase from 33 1/3% from the awards approved in 2006. The percentage of the total performance-based restricted share award the executive officer will be entitled to receive will be determined at the end of the measurement period and will be dependent upon the Company’s performance relative to a peer group of companies in the PHLX Oil Service Sector Index ("OSX") with respect to EBITDA growth, return on investment and return to shareholders for the fiscal year ending December 31, 2007. The final performance-based restricted share award that each executive officer will ultimately receive will be determined in February 2008 based on 2007 year-end results. The amount of the award will vary between 0-200% of the target award amount granted on February 20, 2007 depending on whether the Company’s full year performance on the three measures is determined to be above average, average or below average relative to the peer group of OSX companies, with one third of the total grant being tied to each of the three performance measures. For below-average performance on any of the three performance measures, an executive officer will receive 0% of the one-third portion of the grant tied to such performance measure, for average performance, 100% of one-third of the grant, and for above-average performance, 200% of one-third of the grant. The vesting period for performance restricted shares will be the same as the vesting period for restricted stock awards not subject to performance measures, which is approximately 3 years from the grant date.

Performance-Based Restricted Stock Awards by Named Executive Officer:

Peter D. Kinnear: 32,085
William H. Schumann, III: 8,795
Charles H. Cannon, Jr.: 6,445
Robert L. Potter: 6,325

A form of the grant agreement for performance-based restricted share awards will be filed subsequent to their execution and delivery to each executive officer as an exhibit to the Company’s periodic report on Form 10-Q for the quarter ended March 31, 2007.

Item 8.01 Other Events.

On February 21, 2007, the Board of Directors approved the repurchase of an additional eight million shares of the Company's issued and outstanding common stock.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FMC Technologies, Inc.

February 21, 2007	By:	/s/ William H. Schumann, III

Name: William H. Schumann, III
Title: Executive Vice President and Chief Financial Officer